Filed pursuant to Rule 424(b)(3)
Registration No. 333-228963

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

SUPPLEMENT DATED APRIL 13, 2022 TO

THE PROSPECTUS DATED APRIL 29, 2021

Under the Fund’s investment management agreement with Legg Mason Partners Fund Advisor, LLC (“LMPFA”), Clarion Partners Real Estate Income Fund Inc. (the “Fund”) will pay an annual fee, paid monthly, in an amount equal to 1.25% of the average daily value of the Fund’s net assets. LMPFA previously agreed to temporarily waive its management fee from April 1, 2021 through April 30, 2022. LMPFA has agreed to extend the management fee waiver for an additional eight months, extending the waiver from its original termination date of April 30, 2022 to December 31, 2022. The waiver cannot be terminated prior to December 31, 2022 without the consent of the Fund’s Board of Directors and such waived management fee will not be recoupable by LPMFA. The longer an investor holds shares of the Fund’s common stock during this period the longer such investor will receive the benefit of the management fee waiver period.

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